Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Announces Offering of its
Senior Secured Second Lien Notes
Syracuse, New York. April 15, 2015 - (Businesswire) - Carrols Restaurant Group, Inc. (NASDAQ: TAST) announced today that it plans to offer, in a private placement, senior secured second lien notes due 2022 in the aggregate amount of $200 million. Carrols Restaurant Group is the largest U.S. Burger King® franchisee based on the number of restaurants and has owned and operated Burger King restaurants since 1976. The senior secured second lien notes will be senior secured obligations of Carrols Restaurant Group and will be guaranteed by its subsidiaries.
Carrols Restaurant Group intends to use the net proceeds of the private placement of the senior secured second lien notes (i) to repurchase its outstanding $150 million principal amount of 11.25% senior secured second lien notes due 2018 tendered pursuant to a tender offer (or through a redemption or other repurchase or retirement of any such notes not purchased in a tender offer), (ii) to pay related fees and expenses and (iii) for working capital and general corporate purposes, including for possible future acquisitions and for potential capital expenditures to remodel restaurants.
The senior secured second lien notes of Carrols Restaurant Group will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The senior secured second lien notes of Carrols Restaurant Group will not be registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements.
This press release is for informational purposes only and is not (i) an offer to sell or a solicitation of an offer to purchase the senior secured second lien notes of Carrols Restaurant Group, or (ii) an offer to purchase or a solicitation of an offer to sell, Carrols Restaurant Group's outstanding 11.25% senior secured second lien notes due 2018. This press release also is not a solicitation of consents to the proposed amendments to the indenture.